Exhibit 10.02
Award No. «GrantNumber»
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Performance-Based Vesting for Key Employees of Financial Institutions Division)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), for the number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.
Name of Participant:
Employee ID:
Address:
Number of Shares:
Date of Grant:
Vesting Date: August 6, 2009
1.     Performance Goals to Begin Performance-Based Vesting: The performance targets, attached hereto on Exhibit A and which have been agreed upon by you (the “Performance Goals”) must be achieved between February 6, 2007 and August 6, 2009 as determined and certified by the Compensation and Organizational Development Committee (the “Committee”) in its sole discretion in order for the vesting described below to commence. If the Committee determines that the Performance Goals were not met on or before August 6, 2009, this Award shall terminate upon the date of such determination.
2.     Vesting Once Performance Factor Goals Are Met: If the above Performance Goals are met, this Award will vest as to 100% of the Number of Shares on the Vesting Date set forth above, provided you have not Terminated prior to that date.
3.	Vesting if Terminated Prior to Vesting Date In the event of your Termination prior to the Vesting Date, the following provisions will govern the vesting of this Award:
(a)	Termination Generally: In the event of your Termination prior to the Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 3 of the Agreement, this Award will terminate without having vested as to any of the shares subject to this Award and you will have no right or claim to anything under this Award.

(b)	Termination due to Death or Total Disability: In the event of your Termination prior to the Vesting Date due to your death or Total Disability after you have been actively employed by the Company for one year or more, this Award will vest as to 100% of the Number of the Shares on your Termination Date, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, Total Disability is defined in Section 5.6(a) of the Plan.

(c)	Termination by Intuit without Cause; Resignation by you by Reason of Involuntary Termination: In the event of your Termination prior to the Vesting Date due to your Termination by Intuit without Cause (as defined in your employment offer letter from Intuit dated (your “Offer Letter”), or your resignation from Intuit by reason of Involuntary Termination (as defined in your Offer Letter) and you deliver to Intuit a signed Release (as defined in your Offer Letter) and satisfy all conditions to make the Release effective, then such number of shares subject to this Award equal to (x) 1/30 of the Number of Shares multiplied by (y) the number of full months since the February 6, 2007 that you remained continuously employed with Intuit prior to your Termination shall immediately vest.

4.	Issuance of Shares under this Award: The Company will issue you the Shares subject to this Award on the Vesting Date. Until the date the shares are issued to you, you will have no rights as a stockholder of the Company.

5.	Withholding Taxes: This Award is generally taxable for purposes of United States federal income and employment taxes upon vesting based on the Fair Market Value on Vesting Date. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares of the Common Stock. The Company shall not be required to issue shares of the Common Stock pursuant to this Award or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the minimum tax withholding obligations. For purposes of this Award, Fair Market Value is defined in Section 26(n) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the shares of Common Stock underlying the shares that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

6.	Disputes: Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee shall be final and binding.

7.	Other Matters:
(a)	The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)	This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other renumeration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity except as may be explicitly set forth in your Offer Letter.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
This Agreement (including the Plan, which is incorporated by reference) and the Offer Letter where specifically referenced herein, constitute the entire agreement between you and the Company with respect to this Award, and supersede all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.
The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC. 2632 Marine Way Mountain View, California 94043
By:
Stephen M. Bennett, President & Chief Executive Officer

Exhibit A
Performance Goals: